Exhibit 99.77Q1

Sub Item 77Q1: Exhibits


Item 77Q1(d) (Response to Item 77I)

During the six-month period ended June 30, 2003, two new series of the Registrant (the "New Funds") commenced operations: Growth Flex Fund series and Market Opportunities Fund series. A description of each New Fund is set forth in the Post-Effective Amendment to Registrant's
Registration Statement that was filed with the Commission on September 30, 2002 and the related definitive materials filed pursuant to Rule 497 under the Securities Act of 1933 on January 17, 2003 and is hereby incorporated by reference.

Item 77Q1(e)

The investment advisory agreement between the Registrant and its investment adviser, WWW
Advisors, Inc., which was amended to reflect the addition of the New Funds, was included as an
Exhibit in the Post-Effective Amendment to the Registrant's Registration Statement that was filed with the Commission on July 22, 2003 and is hereby incorporated by reference.





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CINlibrary/1265616.1